SECOND AMENDMENT TO THE DEBENTURE

Reference is made to that certain 15% Debenture issued as follows:

Issuer:	Theater Xtreme Entertainment Group, Inc. (the “Company”)
Issued to:	___________________________ (the “Payee”)
Principal Sum	$______________
Maturity Date:	November 30, 2007
Original Issue date:	November __, 2006
First Amendment Date:	November 21, 2007 (the “Debenture”)

Whereas, the Company is in the process of raising additional capital, and

Whereas, the Company desires that certain of its existing debentures be amended to facilitate this capital raise, and,

Whereas, the Payee agrees to further amend said Debenture,

Now, therefore, for and in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Payee hereby agree that the Debenture be and hereby is amended as follows:

Paragraph 1, as amended, be deleted in its entirety and replaced by the following, effective on November 22, 2007:

“1.  Maturity. All principal, accrued interest and other amounts due hereunder shall be due and payable on March 17, 2008 (the “Maturity Date”). The Company may prepay the amounts due and payable due under this Debenture at any time in whole or in part without any prepayment penalty.”

All other provisions of the Debenture remain in full force and effect, other than any provision that conflicts with the terms of this amendment.

Agreed and Accepted:

Theater Xtreme Entertainment Group, Inc.

by: ___________	by: James J. Vincenzo
its:____________	CFO

Dated: ___________	Dated: ___________